EXHIBIT F-1


                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]

                                             March 13, 2001

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

          RE: ALLIANT ENERGY CORPORATION, ET AL. - POST-EFFECTIVE AMENDMENT NO. 3 TO FORM U-1 APPLICATION/DECLARATION (FILE NO. 70-9735)

Ladies and Gentlemen:

     I refer to the Post-Effective Amendment No. 3 to the Form U-1 Application/Declaration, File No. 70-9735 (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned, utility subsidiaries, Wisconsin Power and Light Company ("WPL") and South Beloit Water, Gas & Electric Company ("South Beloit"), and its subsidiaries, American Transmission Company LLC (the "Transco") and ATC Management Inc. (collectively, the "Applicants"). I have acted as counsel for Alliant Energy, WPL and South Beloit in connection with the Application. In the Application, the Applicants request authority for the Transco to use the proceeds from the issuance of the securities authorized in Holding Company Act Release No. 27331 (December 29, 2000) to redeem Member Units from certain Members as described in Section 3.10 of the Operating Agreement of American Transmission Company LLC.1

     In connection with this opinion, I have examined original, certified or conformed copies of all such corporate records, agreements, instruments and documents of Alliant Energy, WPL and South Beloit, certificates of public officials and officers of Alliant Energy, WPL and South Beloit, and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to such proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:


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1 The terms "Member Units" and "Members" have the same meaning as in the Operating Agreement of American Transmission Company LLC.

     (a) all state laws applicable to the proposed transactions, insofar as they relate to Alliant Energy, WPL and South Beloit, will have been complied with; and

     (b) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Alliant Energy, WPL, South Beloit or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy, WPL and South Beloit in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

     I hereby consent to the use of this opinion in connection with the Application.

                                             Sincerely,

                                             /s/ Barbara J. Swan

                                             Barbara J. Swan


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